UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): September 3, 2026
Coronado Global Resources Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-56044 (Commission File Number)	83-1780608 (IRS Employer Identification No.)

Level 33, Central Plaza One, 345 Queen Street Brisbane, Queensland, Australia (Address of principal executive offices)	4000 (Zip Code)

Registrant’s telephone number, including area code: (61) 7 3031 7777

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Group Chief Operating Officer

On September 3, 2026 (September 4, 2026 in Australia), Coronado Global Resources Inc. (the “Company”) terminated Mr. Craig Manz’s employment as the Group Chief Operating Officer of the Company by reason of redundancy, effective as of November 13, 2026 (the “Group COO Final Date”). Mr. Manz will remain with the Company through the Group COO Final Date to facilitate a smooth transition.

On September 8, 2026 (September 9, 2026 in Australia), the Company restructured the Group Chief Operating Officer role into two positions to align operational performance at the asset level.

All dollar amounts contained herein are expressed in United States dollars, except where otherwise stated. References to “AU$” are references to Australian dollars, the lawful currency of the Commonwealth of Australia.

Appointment of Interim Chief Operating Officer, United States

On September 8, 2026 (September 9, 2026 in Australia), the Company appointed Mr. Brett Holbrook as the Interim Chief Operating Officer, U.S. effective as of October 1, 2026.

Mr. Holbrook, age 66, has served as Head of Operations (U.S.) of the Company since August 2021, and, prior to that, he served as General Manager of the Company’s Buchanan Mining Complex in the U.S. from March 2016 to July 2021. Mr. Holbrook has approximately 45 years of experience in operations management involving all aspects of coal mining.

There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Holbrook.

The terms of Mr. Holbrook’s appointment shall be governed by an employment agreement, dated as of September 8, 2026 (September 9, 2026 in Australia), by and between the Company and Mr. Holbrook (the “Holbrook Employment Agreement”). Pursuant to the Holbrook Employment Agreement, Mr. Holbrook will receive an annual base salary of US$416,000 per annum. Additionally, Mr. Holbrook will be eligible to participate in incentive arrangements offered by the Company from time to time to senior executives.

The term of Mr. Holbrook’s employment as Interim Chief Operating Officer, U.S. shall expire on December 31, 2026, which shall be automatically extended to December 31 of the following year and each year thereafter, unless either the Company or Mr. Holbrook gives written notice to the contrary on or before September 30 of the relevant year of an intention not to extend the expiration date. If Mr. Holbrook’s employment is terminated by the Company without cause or if Mr. Holbrook resigns for good reason, he is entitled to receive continued payment of base salary for a period of 16 weeks. Except in the case of his resignation for good reason, Mr. Holbrook is also subject to post-termination restrictions on competing with the Company and/or soliciting its employees and customers for a period of one year following his termination of employment.

Appointment of Interim Chief Operating Officer, Australia

On September 8, 2026 (September 9, 2026 in Australia), the Company appointed Mr. Shaun Newberry as the Interim Chief Operating Officer, Australia, effective as of September 9, 2026.

Mr. Newberry, age 54, has served as Head of Operations (Australia) of the Company since June 2025. Prior to joining the Company, Mr. Newberry was employed at Thiess Limited, a mining services provider, and he served as Executive General Manager Operations – Australia and Pacific from September 2020 to September 2022 and Executive General Manager – Technical Services from February 2019 to August 2020. From November 2023 to January 2024, Mr. Newberry was a Director of Middlemount Coal Pty Ltd and Middlemount Mine Management Pty Ltd. Mr. Newberry was a Director of the Queensland Resources Council Ltd, from August 2021 to November 2022, and he was also a Director of RTL Mining and Earthworks Pty Ltd from August 2021 to July 2022. Mr. Newberry has approximately 34 years of experience in the mining sector in technical, strategy and operations management and executive roles globally across multiple commodities.

There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Newberry.

The terms of Mr. Newberry’s appointment shall be governed by an employment agreement, dated as of September 8, 2026 (September 9, 2026 in Australia), by and between the Curragh Queensland Mining Pty Ltd (“Curragh”), a wholly-owned subsidiary of the Company, and Mr. Newberry (the “Newberry Employment Agreement”). Pursuant to the Newberry Employment Agreement, Mr. Newberry will receive an annual base salary of AU$512,569.50, which includes Australian statutory defined contribution superannuation contributions made on Mr. Newberry’s behalf. Additionally, Mr. Newberry will be eligible to participate in incentive arrangements offered by the Company from time to time to senior executives.

The term of Mr. Newberry’s employment may be terminated by either him or Curragh by giving the other party three months’ written notice (or by Curragh making payment in lieu of part or all of his notice period). In the event Curragh terminates Mr. Newberry’s employment for cause, no notice period will apply. If Mr. Newberry’s employment is terminated by reason of redundancy, he is entitled to receive redundancy payments in accordance with Australian legislation. Mr. Newberry is also subject to post-termination restrictions on competing with the Company or any subsidiary and/or soliciting its employees and customers for a period of one year following termination of his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coronado Global Resources Inc.

By:	/s/ Barend J. van der Merwe
Name:	Barend J. van der Merwe
Title:	Chief Executive Officer

Date:	September 8, 2026